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                 UNITED TENNESSEE BANKSHARES, INC.
              MANAGEMENT RECOGNITION PLAN COMMITTEE

                         NOTICE OF AWARD
                         ---------------

     WHEREAS, the Board of Directors of United Tennessee
Bankshares, Inc. (the "Company") has previously adopted the United Tennessee Bankshares, Inc. Management Recognition Plan
(the "Plan"); and

     WHEREAS, the Board of Directors of the Company has previously appointed Directors William B. Henry, Robert L.
Overholt, and Robert D. Self as members of the Management
Recognition Plan Committee (the "Committee") pursuant to the terms of the Plan, and by resolution dated _______________, 19__ the Committee made awards under the Plan.

     PLEASE TAKE NOTICE, that the following individual be granted an award under the Plan ("Plan Share Award"), effective
__________________________:

                                 Number of Shares Subject to
          Recipient                   Plan Share Award
     ____________________        ___________________________

                                           ------

     AND BE IT FURTHER RESOLVED, that the Plan Share Award specified herein shall be subject to the restrictions and other provisions of Section 7.01 of the Plan.

Date of Notice:

_____________, 199__

                               UNITED TENNESSEE BANKSHARES, INC.
                               MANAGEMENT RECOGNITION PLAN
                               COMMITTEE

                               By: _________________________
                                   Its Chairman